           ----------------------------------------------------------




                          AGREEMENT AND PLAN OF MERGER

                                      Among

                                 DILLARD'S, INC.

                              MMC ACQUISITION, INC.

                                       and

                          MINOT MERCANTILE CORPORATION

                            Dated as of May 16, 1998

           ----------------------------------------------------------

                                TABLE OF CONTENTS
                                -----------------

                                    ARTICLE I

                                    THE MERGER ..........................     2
SECTION 1.1   The Merger ................................................     2
SECTION 1.2   Closing; Effective Time ...................................     2
SECTION 1.3   Effects of the Merger .....................................     2
SECTION 1.4   Certificate of Incorporation; By-Laws .....................     3
SECTION 1.5   Directors and Officers ....................................     3
SECTION 1.6   Conversion of Securities ..................................     3
SECTION 1.7   Dissenting Shares and Section 262 Shares ..................     4
SECTION 1.8   Surrender of Shares; Stock Transfer Books .................     5

                                   ARTICLE II

              REPRESENTATIONS AND WARRANTIES OF THE COMPANY .............     6
SECTION 2.1   Corporate Organization; Subsidiaries and Employees ........     6
SECTION 2.2   Certificate of Incorporation and By-Laws ..................     6
SECTION 2.3   Capitalization ............................................     7
SECTION 2.4   Authority Relative to This Agreement ......................     7
SECTION 2.5   No Conflict; Required Filings and Consents ................     7
SECTION 2.6   Compliance ................................................     8
SECTION 2.7   Limited Operations; Financial Statements; No Undisclosed
              Liabilities ...............................................     8
SECTION 2.8   Absence of Litigation .....................................     9
SECTION 2.9   Tax Matters ...............................................     9
SECTION 2.10  Investment Company ........................................     9
SECTION 2.11  Brokers ...................................................    10

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF
                     PARENT AND PURCHASER ...............................    10

SECTION 3.1   Corporate Organization ....................................    10
SECTION 3.2   Authority Relative to This Agreement ......................    10
SECTION 3.3   No Conflict; Required Filings and Consents ................    10
SECTION 3.4   Brokers ...................................................    11
SECTION 3.5   Funds .....................................................    11

                                   ARTICLE IV

              CONDUCT PENDING THE CLOSING; ADDITIONAL AGREEMENTS ........    11
SECTION 4.1   Conduct of Business of the Company Pending the Merger .....    11
SECTION 4.2   Stockholders Meeting ......................................    13

                                       -i-


SECTION 4.3   No Solicitation; Affirmation of Covenants in Stockholders'
              Agreement .................................................    13
SECTION 4.4   Access to Information; Confidentiality ....................    13
SECTION 4.5   Notification of Certain Matters ...........................    13
SECTION 4.6   Further Action; Reasonable Best Efforts ...................    14
SECTION 4.7   Public Announcements ......................................    14

                                    ARTICLE V

                        CONDITIONS OF MERGER ............................    14
SECTION 5.1   Conditions to Obligation of Each Party to Effect the Merger    14
SECTION 5.2   Additional Conditions to Obligation of Parent and Purchaser
               to Effect the Merger .....................................    15
SECTION 5.3   Additional Conditions to Obligation of the Company to Effect
               the Merger ...............................................    16

                                   ARTICLE VI

              TERMINATION, AMENDMENT AND WAIVER .........................    16
SECTION 6.1   Termination ...............................................    16
SECTION 6.2   Effect of Termination .....................................    17
SECTION 6.3   Amendment .................................................    17
SECTION 6.4   Waiver ....................................................    17

                                   ARTICLE VII

                     GENERAL PROVISIONS .................................    17
SECTION 7.1   Survival of Representations, Warranties and Agreements ....    17
SECTION 7.2   Notices ...................................................    17
SECTION 7.3   Certain Definitions .......................................    18
SECTION 7.4   Severability ..............................................    19
SECTION 7.5   Entire Agreement; Assignment ..............................    19
SECTION 7.6   Parties in Interest .......................................    19
SECTION 7.7   Fees and Expenses .........................................    19
SECTION 7.8   Governing Law .............................................    19
SECTION 7.9   Headings ..................................................    20
SECTION 7.10  Counterparts ..............................................    20

Schedule 1.6(d) -   Current Schedule of Assets and Liabilities
Exhibit A       -   Certificate of Incorporation of Surviving Corporation

                                      -ii-

                  AGREEMENT AND PLAN OF MERGER, dated as of May 16, 1998 (this "Agreement"), among DILLARD'S, INC., a Delaware corporation ("Parent"), MMC ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and MINOT MERCANTILE CORPORATION, a Delaware corporation (the "Company").

                              W I T N E S S E T H :
                              - - - - - - - - - -

                  WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and the stockholders of the Company to enter into this Agreement with Parent and Purchaser, providing for the merger (the "Merger") of Purchaser with the Company in accordance with the General Corporation Law of the State of Delaware ("DGCL"), upon the terms and subject to the conditions set forth herein;

                  WHEREAS, the Board of Directors of Parent and Purchaser have each approved the Merger of Purchaser with the Company in accordance with the DGCL upon the terms and subject to the conditions set forth herein;

                  WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, MSC Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("MSC MergerSub"), and Mercantile Stores Company, Inc., a Delaware corporation ("MSC"), have entered into a merger agreement, dated as of the date hereof (the "MSC Merger Agreement"), pursuant to which MSC MergerSub has agreed to make a tender offer (the "Offer") for all outstanding shares of common stock, $.14 2/3 par value per share (the "MSC Common Stock"), of MSC, at $80.00 per share, or any higher price that may be paid pursuant to the Offer (the "Offer Price"), net to the seller in cash, subject to the offer condition contained therein (the "Offer Conditions"), to be followed by a merger (the "MSC Merger") of MSC MergerSub with and into MSC, with MSC as the surviving corporation;

                  WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, WMI Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("WMI MergerSub"), and Woodbank Mills, Inc., a Delaware corporation ("Woodbank"), have entered into a merger agreement, dated as of the date hereof (the "Woodbank Merger Agreement"), pursuant to which WMI MergerSub will be merged with and into Woodbank (the "Woodbank Merger"), and Woodbank shall be the surviving corporation;

                  WHEREAS, concurrently with the execution and delivery of this Agreement, holders of not less than 70% of all of the holders (the "MMC Stockholders") of the Company's common stock, par value $5.00 per share (referred to herein as the "Shares" or "Company Common Stock"), have executed and delivered an agreement (the "Proxy and Indemnification Agreement"), pursuant to which (i) the MMC Stockholders have granted Parent an irrevocable proxy to vote their Shares in favor of the adoption of this Agreement and the Merger at the Stockholders Meeting (as defined herein), and (ii) the MMC Stockholders have agreed to indemnify Parent and Purchaser in respect of any and all claims resulting from the Merger, in each case, subject to the terms and conditions contained therein; and

                  WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and each of the Company, Woodbank and certain affiliated stockholders of MSC (collectively, the "Related Sellers") have entered into a stockholders' agreement, each dated as of the date hereof (each, a "Stockholders' Agreement"), pursuant to which, among other things, each Related Seller has granted an option in favor of Parent with respect to the shares of Company Common Stock respectively held by such person, subject to the terms and conditions contained therein;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  SECTION 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2), Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). At Parent's election, any direct or indirect subsidiary of Parent other than Purchaser may be merged with and into the Company instead of the Purchaser. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

                  SECTION 1.2 Closing; Effective Time. Subject to the provisions of Article V, the closing of the Merger (the "Closing") shall take place in New York City at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, as soon as practicable but in no event later than the first business day after the satisfaction or waiver of the conditions set forth in
Article V, or at such other place or at such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date". At the Closing, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or a certificate of ownership and merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by and executed in accordance with the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as is specified in the Certificate of Merger) being the "Effective Time").

                  SECTION 1.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

                  SECTION 1.4 Certificate of Incorporation; By-Laws. (a) At the Effective Time and without any further action on the part of the Company and Purchaser, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated so as to read in its entirety in the form set forth in Exhibit A hereto and, as so amended, until thereafter and further amended as provided therein and under the DGCL, it shall be the Certificate of Incorporation of the Surviving Corporation following the Merger.

                  (b) At the Effective Time and without any further action on the part of the Company and Purchaser, the By-Laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the Certificate of Incorporation of the Purchaser and as provided by law.

                  SECTION 1.5 Directors and Officers. The directors and officers of Purchaser immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

                  SECTION 1.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

                  (a) Each share of the Company Common Stock, issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 1.6(b), any Shares held by Woodbank and any Dissenting Shares (as defined in Section 1.7(a)) shall be cancelled, extinguished and converted into the right to receive an amount (the "Merger Consideration") calculated as follows: (i) the Aggregate Value of Company Assets (as defined in Section 1.6(d) below) immediately prior to the Effective Time divided by (ii) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time. The Merger Consideration shall be payable to the holder of each Share, without interest, upon surrender of the certificate formerly representing such Share in the manner provided in Section 1.8, less any required withholding taxes.

                  (b) Each share of Company Common Stock held in the treasury of the Company and each Share owned by the Company, Parent, Purchaser or any other direct or indirect subsidiary of such persons, in each case immediately prior to the Effective Time, shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

                  (c) Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of identical common stock of the Surviving Corporation.

                  (d) "Aggregate Value of Company Assets" means an amount equal to (i) the product of (A) the aggregate number of outstanding shares of MSC Common Stock, directly owned by the Company immediately prior to the Effective Time, and (B) the Offer Price, plus (ii) the aggregate amount of Net Assets (as defined below). "Net Assets" means the amount by which the Company's assets exceeds its liabilities, each of which will be calculated from the Closing Balance Sheet (as defined below). Attached hereto as Schedule 1.6(d) is a list of all of assets and liabilities of the Company as of the date hereof.

                  (e) "Closing Balance Sheet" means a balance sheet of the Company reflecting its assets and liabilities as of Closing, as prepared by the Company and delivered to Parent, for its review and consent, no later than 15 days prior to Closing. Parent shall, within five days of its receipt of the Closing Balance Sheet, complete its review thereof and identify to the Company any items with which Parent does not agree. Parent and the Company will promptly attempt to resolve in good faith any disagreement as to items contained on the Closing Balance Sheet. The Company will, as promptly as practicable after the date hereof, undertake to liquidate and/or sell all of its investments and other assets (other than its shares of MSC Common Stock) so that the Company's assets, as reflected on the Closing Balance Sheet, will consist solely of cash and short-term, highly liquid cash equivalents (with maturities of seven days or less). The Closing Balance Sheet will set forth, in reasonable detail and specificity (with notes where appropriate), all of the Company's assets and liabilities as of the Closing, including without limitation all tax liabilities incurred on account of any liquidations or sales of the Company's investments or other assets and all liabilities, fees and expenses owing to the Company's advisors. The amount of cash and cash equivalents that are held back to cover the Company's liabilities, as identified on the Closing Balance Sheet, is referred to as the "Holdback Amount". The Holdback Amount will be applied by Parent and Purchaser to pay, upon presentment of proper invoices, to any post-Closing fees, expenses, liabilities and other obligations of the Company.

                  (f) Promptly following the date on which all of the Company's liabilities that were identified on the Closing Balance Sheet, together with all outstanding "Losses" under and as defined in the Proxy and Indemnification Agreement, have been paid in full, any remaining Holdback Amount shall be released to the Paying Agent (as hereinafter defined) for distribution to the former holders of the Shares.

                  SECTION 1.7 Dissenting Shares and Section 262 Shares. (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted in favor of or consented to the Merger and shall have delivered a written demand for appraisal of such shares of Company Common Stock in the time and manner provided in
Section 262 of the DGCL and shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment under the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but shall be entitled to receive the consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, such holder's shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration set forth in Section 1.6(a) of this Agreement, without any interest thereon.

                  (b) The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to Section 262 received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands. Pursuant to the Proxy and Indemnification Agreement, the MMC Stockholders shall indemnify, defend and hold harmless Parent and Purchaser against any and all liabilities, damages, expenses, losses or other claims that are paid in respect of any Dissenting Shares (including reasonable attorneys' fees and expenses) in excess of the aggregate Merger Consideration that would otherwise have been payable in respect of such Dissenting Shares pursuant to Section 1.6(a).

                  SECTION 1.8 Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as agent for the holders of Shares in connection with the Merger (the "Paying Agent") to receive the Merger Consideration to which holders of Shares shall become entitled pursuant to Section 1.6(a). When and as needed, Parent or Purchaser will make available to the Paying Agent sufficient funds to make all payments pursuant to Section 1.8(b). Such funds shall be invested by the Paying Agent as directed by Purchaser or, after the Effective Time, the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $500 million. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

                  (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and such Certificate shall then be cancelled. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

                  (c) At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (d) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to Parent and Purchaser that:

                  SECTION 2.1 Corporate Organization; Subsidiaries and Employees. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and any necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is not qualified or licensed as a foreign corporation to do business in any jurisdiction. When used in connection with the Company, the term "Material Adverse Effect" means any change or effect that would be materially adverse to the assets, liabilities, results of operations, financial condition or business of the Company.

                  (b) The Company has no subsidiaries and no employees.

                  SECTION 2.2 Certificate of Incorporation and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation and the By-Laws of the Company as currently in effect. Such Certificate of Incorporation and By-

Laws are in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

                  SECTION 2.3 Capitalization. The authorized capital stock of the Company consists of 280,300 shares of Company Common Stock, of which (a) 280,300 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and have been issued free of preemptive (or similar) rights, and (b) no shares of Company Common Stock are held in the treasury of the Company. Except as set forth above, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (iv) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights (collectively, "Company Securities"). There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company is a party. There are no outstanding contractual obligations of the Company to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity and, except for the shares of MSC Common Stock, the Company has no other direct or indirect equity interests in any other person.

                  SECTION 2.4 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock and the filing of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. As a result of the foregoing actions, the only vote required to authorize the Merger is the affirmative vote of a majority of the outstanding Shares.

                  SECTION 2.5 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by the Company do not and will not: (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or the equivalent organizational documents of any of its subsidiaries; (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i), (ii) and (iii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or affected; or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

                  (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory authority, except for
(i) applicable requirements, if any, of the Hart- Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), state securities, takeover and "blue sky" laws, (ii) the filing and recordation of appropriate merger or other documents as required by the DGCL and (iii) such consents, approvals, authorizations, permits, actions, filings or notifications the failure of which to make or obtain are not, individually or in the aggregate, reasonably likely to (x) prevent or materially delay the Company from performing its obligations under this Agreement or (y) have a Material Adverse Effect.

                  SECTION 2.6 Compliance. The Company is not in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or by which its properties are bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its properties are bound or affected, except for any such conflicts, defaults or violations which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

                  SECTION 2.7 Limited Operations; Financial Statements; No Undisclosed Liabilities. (a) The Company operates solely as a "personal holding corporation" within the meaning of Section 542 of the Internal Revenue Code of 1986, as amended (the "Code"). Except for (i) this Agreement and the transactions contemplated hereby, (ii) activities related to maintaining its corporate existence and (iii) activities related to the Company's ownership of the shares of MSC Common Stock and other investments (including, without limitation, the investment and reinvestment of proceeds received on account of such investments and distributions to the Company's stockholders), the Company has not engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person. The legal name of the Company is as set forth in this Agreement. The Company has no trade names, fictitious names, assumed names or "doing business as" names.

                  (b) The Company has not incurred, directly or indirectly, any liabilities, commitments, or obligations of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, other than liabilities disclosed in Schedule 1.6(d) hereto.

                  (c) The Company has delivered to Parent true and correct copies of the Company's audited balance sheets for the prior three fiscal years and the related statements of consolidated income and retained earnings, and statements of consolidated cash flows for each of the last three fiscal years, including any related notes thereto (collectively, the "Company Financial Statements"). The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company at the respective date thereof and the results of its operations and changes in cash flows for the periods indicated.

                  SECTION 2.8 Absence of Litigation. There are no suits, claims, actions, proceedings or investigations pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body. As of the date hereof, neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree, determination or award.

                  SECTION 2.9 Tax Matters. The Company has, or will have, (i) filed all Tax Returns and reports required to be filed by it prior to the Closing Date (taking into account extensions), (ii) paid or accrued all Taxes due and payable for all taxable years or periods ending on or prior to the Closing Date, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings). All such Tax Returns are complete and correct in all material respects. Neither the Internal Revenue Service (the "IRS") nor any other Taxing authority has asserted any claim for Taxes, or is threatening to assert any claims for Taxes, against the Company. The Company has withheld or collected and paid over to the appropriate Taxing authorities all Taxes required by law to be withheld or collected and paid over to such Taxing authorities. The Company has not made an election under Section 341(f) of the Code. There are no liens for Taxes upon any of the assets of the Company (other than liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings). No extension of the statute of limitations on the assessment of any Taxes has been granted by the Company and is currently in effect. As used herein, "Taxes" shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

                  SECTION 2.10 Investment Company. The Company is not an "investment company" or a company controlled by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or is exempt from all provisions of such act.

                  SECTION 2.11 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company (other than Goldman, Sachs & Co.'s engagement as financial advisor on behalf of MSC).

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND PURCHASER

                  Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

                  SECTION 3.1 Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals is not, individually or in the aggregate, reasonably likely to prevent the consummation of the Merger.

                  SECTION 3.2 Authority Relative to This Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Purchaser and the consummation by each of Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Purchaser other than filing and recordation of appropriate merger documents as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each such corporation enforceable against such corporation in accordance with its terms.

                  SECTION 3.3 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by Parent and Purchaser do not and will not: (i) conflict with or violate the respective certificates of incorporation or by-laws of Parent or Purchaser; (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i),
(ii) and (iii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which either of them or their respective properties are bound or affected; or
(iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their respective properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which are not, individually or in the aggregate, reasonably likely to prevent or materially delay the consummation of the Merger.

                  (b) The execution, delivery and performance of this Agreement by Parent and Purchaser do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory authority, except (i) for applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, the HSR Act, state securities, takeover and "blue sky" laws, (ii) the filing and recordation of appropriate merger or other documents as required by the DGCL, and (iii) such consents, approvals, authorizations, permits, actions, filings or notifications the failure of which to make or obtain are not, individually or in the aggregate, reasonably likely to prevent the consummation of the Merger.

                  SECTION 3.4 Brokers. No broker, finder or investment banker (other than Morgan Stanley & Co. Incorporated) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Purchaser.

                  SECTION 3.5 Funds. Parent or Purchaser, at the expiration date of the Offer and at the Effective Time, will have the funds necessary to consummate the Merger.

                                   ARTICLE IV

               CONDUCT PENDING THE CLOSING; ADDITIONAL AGREEMENTS

                  SECTION 4.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, during the period from the date hereof to the Effective Time, unless Parent shall otherwise agree in writing and except as otherwise expressly contemplated by this Agreement, the Company shall not (i) engage in any business activities of any type or kind whatsoever or enter into any agreements or arrangements with any person, except as otherwise contemplated pursuant to this Agreement and (ii) incur, directly or indirectly, any liabilities, commitments, or obligations of any kind whatsoever, whether or not accrued and whether or not contingent or absolute. By way of amplification and not limitation, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly do, or commit to do, any of the following without the prior written consent of Parent:

                  (a) Amend or otherwise change its certificate of incorporation or by-laws;

                  (b) Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, (i) any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of the Company or (ii) any assets of the Company;

                  (c) Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

                  (d) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (e) (i) Acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, or otherwise form or commit to form any subsidiary; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person; (iii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice; or (iv) authorize any capital expenditures of any nature whatsoever;

                  (f) Hire, appoint or engage, or commit to hire, appoint or engage, any director, officer, employee, consultant or other advisor, or otherwise pay or commit to pay any compensation, fringe benefits or severance or other termination benefits to any such persons, other than the engagement of any agent by the Company in connection with the liquidation and/or sale of the Company's assets and investments in the manner contemplated herein;

                  (g) Make any Tax election, change any method of Tax accounting or settle or compromise any federal, state, local or foreign Tax liability;

                  (h) Settle or compromise any pending or threatened suit, action or claim;

                  (i) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger); or

                  (j) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.1(a) through 4.1(i) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue and incorrect as of the date when made if such action had then been taken.

                  Notwithstanding anything contained in this Section 4.1, the Company shall be entitled to liquidate and/or sell all or any of its investments and other assets (other than its MSC

Common Stock) and/or declare and pay dividends to its stockholders (other than of its MSC Common Stock), so long as the Closing Balance Sheet accurately reflects the results of any such liquidation, sale and/or dividend.

                  SECTION 4.2 Stockholders Meeting. Promptly following the date hereof, the Company, acting through its Board of Directors, shall in accordance with and subject to applicable law and the Company's Certificate of Incorporation and By-Laws, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement and the transactions contemplated hereby (the "Stockholders Meeting"). The Company's Board of Directors shall include, in any notice to stockholders of the Stockholders Meeting, the unanimous recommendation of the Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and use its reasonable best efforts to obtain the necessary adoption of this Agreement. At the Stockholders Meeting, Parent and Purchaser shall cause all Shares subject to the MMC Stockholders' proxy under the Proxy and Indemnification Agreement to be voted in favor of adoption of this Agreement.

                  SECTION 4.3 No Solicitation; Affirmation of Covenants in Stockholders' Agreement. (a) The Company shall not, and the Company shall cause all of its directors, agents, affiliates and associates to not, directly or indirectly, solicit, encourage, participate in or initiate any inquiries or the making of any proposal by any person or entity (other than Parent or any affiliate of Parent) which constitutes, or may reasonably be expected to lead to, (i) any sale of the Shares or (ii) any acquisition or purchase of any of the Company's assets or any equity interest in, or any merger, consolidation or business combination with, the Company. If the Company receives an inquiry or proposal with respect to the sale of Shares, then the Company shall promptly inform Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. The Company and its directors, agents, affiliates and associates will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

                  (b) The Company affirms and agrees that it shall comply in all respects with the covenants set forth in its Stockholders' Agreement, including without limitation the covenants set forth in Section 5 thereof.

                  SECTION 4.4 Access to Information; Confidentiality. From the date hereof to the Effective Time, the Company shall, and shall cause its officers, directors and other agents to, afford the officers, employees, auditors and other agents of Parent, and financing sources who shall agree to be bound by the provisions of this Section 4.4 as though a party hereto, complete access, consistent with applicable law, at all reasonable times to all books and records of the Company, and shall furnish Parent and such financing sources with all financial, operating and other data and information as Parent, through its officers, employees or agents, or such financing sources may from time to time reasonably request. All information obtained by Parent and Purchaser pursuant to this Section 4.4 shall be kept confidential in accordance with the Confidentiality Agreement, dated on or about May 7, 1998 (the "Parent Confidentiality Agreement"), between Parent and MSC. No investigation pursuant to this Section 4.4 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

                  SECTION 4.5 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence or non-occurrence of (i) any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  SECTION 4.6 Further Action; Reasonable Best Efforts. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including but not limited to (i) cooperation in the preparation and filing of any required filings under the HSR Act and any amendments to any thereof and (ii) using its reasonable best efforts to promptly make all required regulatory filings and applications including, without limitation, responding promptly to requests for further information and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and any other third parties as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such necessary action.

                  (b) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their subsidiaries, from any governmental authority with respect to the Merger or any of the other transactions contemplated by this Agreement. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other antitrust law.

                  SECTION 4.7 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with its securities exchange.

                                    ARTICLE V

                              CONDITIONS OF MERGER

                  SECTION 5.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or, in the case of Section 5.1(d) below, the waiver, to the extent available, by Parent) at or prior to the Effective Time of the following conditions:

                  (a) This Agreement shall have been adopted by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with the Company's Certificate of Incorporation and the DGCL (which the Company has represented shall be solely the affirmative vote of a majority of the outstanding Shares).

                  (b) No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States, foreign, federal or state court or governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger, the Offer or the MSC Merger.

                  (c) Any waiting period applicable to the Merger under the HSR Act shall have terminated or expired.

                  (d) All of the Offer Conditions, other than the consummation of the Merger, shall have been satisfied and MSC MergerSub shall have determined to purchase the shares of MSC Common Stock pursuant to the Offer; provided that, if the MSC Merger Agreement is terminated under circumstances in which Parent is entitled to the payment of the fees set forth in Section 8.3(a)(ii) of the MSC Merger Agreement, Parent (in its sole and absolute discretion) shall be entitled to waive the satisfaction of the conditions in this Section 5.1(d).

                  (e) The Woodbank Merger shall have been consummated.

                  SECTION 5.2 Additional Conditions to Obligation of Parent and Purchaser to Effect the Merger. The obligations of Parent and Purchaser to effect the Merger shall be subject to the satisfaction (or waiver) at or prior to the Effective Time of the following conditions:

                  (a) The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

                  (b) The representations and warranties made herein by the Company shall have been true and correct in all material respects on the date of this Agreement and as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

                  (c) Each of (i) the Stockholder's Agreement of the Company (and the Stockholder's Agreements for each other Related Seller), and
         (ii) the Proxy and Indemnification Agreement shall continue to be in full force and effect, with no amendments or other changes thereto.

                  SECTION 5.3 Additional Conditions to Obligation of the Company to Effect the Merger. The obligations of the Company to effect the Merger shall be subject to the satisfaction (or waiver) at or prior to the Effective Time of the following conditions:

                  (a) Parent and Purchaser shall have performed in all material respects all of their respective covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date.

                  (b) The representations and warranties made herein by Parent and Purchaser shall have been true and correct in all material respects on the date of this Agreement and as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

                                   ARTICLE VI

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 6.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time:

                  (a) By mutual written consent of Parent, Purchaser and the Company;

                  (b) By Parent or the Company if any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States shall have issued a final order, injunction, decree, judgment or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger, the Offer or the MSC Merger and such order, injunction, decree, judgment, ruling or other action is or shall have become final and nonappealable;

                  (c) By Parent if due to an occurrence or circumstance which resulted in a failure to satisfy any of the Offer Conditions (other than as a result of a breach by Parent or MSC MergerSub of its obligations under the MSC Merger Agreement), MSC MergerSub shall have
         (i) terminated the Offer or (ii) failed to pay for shares of MSC Common Stock pursuant to the Offer on or prior to the Outside Date (as defined in the MSC Merger Agreement);

                  (d) By the Company if (i) the MSC Merger Agreement is terminated and (ii) Parent is no longer entitled to the payment of the fees set forth in Section 8.3(a)(ii) of the MSC Merger Agreement; or

                  (e) By Parent prior to the purchase of shares of MSC Common Stock pursuant to the Offer, if (i) there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement which is reasonably likely to have a Material Adverse Effect, which shall not have been cured prior to the earlier of (A) 10 business days following notice of such breach and (B) two business days prior to the date on which the Offer expires, or (ii) the MSC Merger Agreement is terminated.

                  SECTION 6.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 7.1; provided, however, that nothing herein shall relieve any party from liability for any wilful breach hereof.

                  SECTION 6.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger without the redelivery by the Company's stockholders of a stockholders' consent thereto. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  SECTION 6.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE VII

                               GENERAL PROVISIONS

                  SECTION 7.1 Survival of Representations, Warranties and Agreements. (a) Except as set forth in Section 7.1(b), all representations, warranties and agreements contained in this Agreement shall terminate and be extinguished at the Effective Time or the earlier date of termination of this Agreement pursuant to Section 6.1.

                  (b) Notwithstanding Section 7.1(a), (i) the covenants and agreements made by the parties in this Agreement which by their terms contemplate performance after the Effective Time (or after termination) shall survive the Effective Time (or such termination) until fully performed, and (ii) the representations and warranties of the Company contained herein shall survive the Effective Time indefinitely.

                  SECTION 7.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  if to Parent or Purchaser:
                           Dillard's, Inc.
                           1600 Cantrell Road
                           Little Rock, Arkansas  72201
                           Attention:  James I. Freeman

                  with a copy to:
                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York  10017
                           Attention:  Alan G. Schwartz, Esq.

                  if to the Company:
                           c/o Ivins Phillips & Barker
                           1700 Pennslyvania Avenue
                           Washington, D.C. 20006
                           Attention:  Stuart Dunn, Esq.

                  with a copy to:
                           King & Spalding
                           191 Peachtree Street
                           Atlanta, Georgia  30303
                           Attention:  Russell B. Richards, Esq.

                  with a further copy to:
                           Morris, Nichols, Arsht & Tunnel
                           1201 N. Market Street
                           Wilminton, Delaware  19801
                           Attention:  Andrew M. Johnston, Esq.

                  SECTION 7.3 Certain Definitions. For purposes of this Agreement, the term:

                  "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                  "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

                  "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

                  "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                  SECTION 7.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

                  SECTION 7.5 Entire Agreement; Assignment. This Agreement, together with the Stockholders Agreements, Parent Confidentiality Agreement, the MSC Merger Agreement, the Woodbank Merger Agreement and the Proxy and Indemnification Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their respective rights and obligations hereunder to any direct or indirect wholly owned subsidiary or subsidiaries of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

                  SECTION 7.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                  SECTION 7.7 Fees and Expenses. Except as otherwise specifically provided herein, in the MSC Merger Agreement and in the Proxy and Indemnification Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

                  SECTION 7.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  SECTION 7.9 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 7.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                     DILLARD'S, INC.

                                     By:        /s/ James I. Freeman
                                        --------------------------------------
                                        Name:   James I. Freeman
                                        Title:  Chief Financial Officer

                                     MMC ACQUISITION, INC.

                                     By:        /s/ James I. Freeman
                                        --------------------------------------
                                        Name:   James I. Freeman
                                        Title:

                                     MINOT MERCANTILE CORPORATION

                                     By:       /s/ Roger Milliken
                                        --------------------------------------
                                        Name:  Roger Milliken
                                        Title: Chairman